Exhibt 99.1

Gresham Worldwide Fourth Quarter 2022 Bookings Exceed $8 Million

Gresham ended fiscal year 2022 with approximately $30 million in backlog, a year-over-year increase as compared to $25 million at the end of fiscal year 2021

After closing the share exchange in September 2022, Gresham remains focused on executing backlog orders and increasing new business bookings with a 2023 revenue target of $40 million

SCOTTSDALE, AZ – MARCH 28, 2023 (BUSINESS WIRE) - Giga-tronics, Inc. d/b/a Gresham Worldwide (OTCQB: GIGA) (“Gresham”), a provider of purpose-built electronic technology solutions for defense and other mission critical applications, today announced its global new business bookings exceeded $8 million for the most recent quarter ending December 31, 2022.

Gresham continues to drive new business with increased focus on integrated Radio Frequency (“RF”) filter solutions systems within the defense sector as well as an expanded product offering with technology solutions for medical applications. Ongoing geopolitical military conflict, supply chain turmoil and inflation are expected to drive continued demand from customers for Gresham’s product offerings in 2023 and beyond. Increasing defense budgets for electronic technology solutions have created opportunities for Gresham to expand relationships with the U.S. Department of Defense, Global Defense Ministries and Tier One Defense Contractors.

For the fiscal year ended 2022, Gresham had a backlog of approximately $30 million, up from $25 million for the prior fiscal year, providing a pathway for stable growth. The recent share exchange between Giga-tronics and Gresham Worldwide expanded both Gresham’s customer base and portfolio of solutions. Gresham’s management team expects continued global demand for technology solutions to support mission critical applications in defense, medical, transportation and telecommunications in 2023. Gresham continues to drive operational efficiencies post-merger, reducing operating expenses and streamlining manufacturing processes. Gresham is focused on meeting new requirements for existing customers and developing business with new customers to drive bookings and build additional backlog in 2023.

Bookings Overview

Electronic Defense: This sector booked over $2.979 million in orders for new business in Q4 2022. Gresham has a continued focused on precision manufacturing of purpose-built electronic defense and medical solutions and expects continued growth in both sectors in 2023.

Power Electronics & Displays: New business bookings for power electronics and display solutions at Gresham's operating companies exceeded $2.783 million for Q4 2022. Commercial customers continue to drive demand and increased backlog for ruggedized power electronics and display solutions. Gresham expects to see consistent demand and growth for these product lines in 2023.

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RF Solutions: Gresham RF Solutions business units generated over $2.265 million in bookings for new orders in Q4 2022. These orders include ongoing demand for Gresham RF purpose-built defense solutions. With the share exchange completed, Gresham has a broader array of RF solutions that expand the ability for Gresham to meet the requirements of customers around the world.

Jonathan Read, Chief Executive Officer, said, “Conflict and tensions have spurred investment in defense in the United States, the UK, Europe, Asia, and Middle East. Manufacturing demand for key components continues to build as the world emerges from the operational down scaling during the COVID-19 pandemic. We expect the increase in orders for precision electronics solutions to enable defense and medical applications that fueled growth in bookings and backlog in Q4 2022 to carry over throughout 2023.”

Mr. Read added, “Closing the share exchange expanded Gresham’s footprint in the United States, adding resources in engineering, production, and sourcing. Gresham is focused on driving operational efficiencies to reduce cost and execute against the substantial backlog of orders in the U.S., the UK and Israel, while providing a strong foundation to secure more orders from current customers and prospects.

2023 Revenue Target

Based upon business booked to date and expected requirements identified in speaking with customers, Gresham has established a revenue target of $40 million for 2023.

About Gresham (OTCQB: GIGA)

Gresham works through operating companies in the United States, the United Kingdom and Israel to deliver bespoke technology solutions that save, protect, and enhance life. Gresham focuses on providing turnkey Electronic Solutions for Defense, Test and Training applications, Power Electronics and Displays, and Radio Frequency, Microwave and Millimeter Wave Systems and Components. Gresham primarily supports the Defense & Aerospace industry as well as mission critical applications in Medical Technology, Transportation, Telecommunications, and Industrial market sectors. www.greshamworldwide.com

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, including our 2023 revenue target, growth in each of the business units described in this press release and our cost reduction efforts and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Such risk and uncertainties include, among other factors, that (i) Gresham will continue to secure orders and backlog in 2023 and that its Giga-tronics legacy business development efforts to generate new orders (which currently essentially has no

7272 East Indian School, Suite 540, Scottsdale, AZ 85251  (833) 457-6667.  www.greshamworldwide.com backlog) will improve, (ii) Gresham will secure adequate cash to bridge operations, (iii) the ongoing geopolitical military conflict (including, the Russian war on Ukraine, tensions with China and Taiwan and unrest in the Middle East) will continue, (iv) supply chain turmoil and inflation will continue to drive customer demand for Gresham’s product offerings, (v) defense budgets for electronic technology solutions that Gresham provides will not decrease, and (vi) our key medical customer will not reduce expected orders in Israel. There can be no assurance that any of the foregoing assumptions will be accurate. Forward-looking statements speak only as of the date they are made, and Gresham undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect Gresham’s business and financial results are included in Gresham’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, Gresham’s Forms 10-K, 10-Q, and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.greshamworldwide.com.

Gresham Worldwide Investor Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

PH: (212) 896-1254

Gresham@KCSA.com

7272 East Indian School, Suite 540, Scottsdale, AZ 85251  (833) 457-6667.  www.greshamworldwide.com